Filed pursuant to Rule 424(b)(5)

Registration No. 333-289186

Prospectus Supplement
November 9, 2026
(To Prospectus Dated August 1, 2025)

US$1,100,000,000

Enbridge Inc.

US$550,000,000 6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057

US$550,000,000 6.875% Series B Fixed-to-Fixed Rate Subordinated Notes due 2057

We are offering US$550,000,000 aggregate principal amount of 6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057 (the “Series A Notes”) and US$550,000,000 aggregate principal amount of 6.875% Series B Fixed-to-Fixed Rate Subordinated Notes due 2057 (the “Series B Notes” and, together with the Series A Notes, the “Notes”). The Series A Notes will mature on May 15, 2057 (the “Series A Maturity Date”) and the Series B Notes will mature on May 15, 2057 (the “Series B Maturity Date” and, together with the Series A Maturity Date, each, a “Maturity Date”). The Series A Notes will bear interest (i) from, and including, November 13, 2026 to, but not including, May 15, 2032 at the rate of 6.700% per annum and (ii) from, and including, May 15, 2032, during each Interest Reset Period (as defined herein), at a rate per annum equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus 2.036%, to be reset on each Interest Reset Date (as defined herein), provided that the interest rate during any Interest Reset Period will not reset below 6.700% per annum (which equals the initial interest rate on the Series A Notes). The Series B Notes will bear interest (i) from, and including, November 13, 2026 to, but not including, May 15, 2037 at the rate of 6.875% per annum and (ii) from, and including, May 15, 2037, during each Interest Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.007%, to be reset on each Interest Reset Date, provided that the interest rate during any Interest Reset Period will not reset below 6.875% per annum (which equals the initial interest rate on the Series B Notes). Interest on the Series A Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each such date, a “Series A Interest Payment Date”), commencing on May 15, 2027. Interest on the Series B Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each such date, a “Series B Interest Payment Date” and, together with each Series A Interest Payment Date, each, an “Interest Payment Date”), commencing on May 15, 2027. So long as no event of default has occurred and is continuing, we may elect, in our sole discretion, at any date other than an Interest Payment Date, to defer the interest payable on either series of the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. No Deferral Period may extend beyond the applicable Maturity Date. See “Description of the Notes — Dividend Stopper Undertaking”. Each series of the Notes will constitute a new series of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange.

We may, at our option, redeem the Series A Notes, in whole at any time or in part from time to time, (i) on any day in the period commencing on (and including) February 15, 2032 (being the date falling three months prior to the Initial Interest Reset Date (as defined herein) for the Series A Notes) and ending on (and including) such Initial Interest Reset Date, and (ii) thereafter on any applicable Interest Payment Date, in each case, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. We may, at our option, redeem the Series B Notes, in whole at any time or in part from time to time, (i) on any day in the period commencing on (and including) February 15, 2037 (being the date falling three months prior to the Initial Interest Reset Date (as defined herein) for the Series B Notes) and ending on (and including) such Initial Interest Reset Date, and (ii) thereafter on any applicable Interest Payment Date, in each case, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Within 90 days following the occurrence of a Tax Event (as defined herein), we may, at our option, redeem all (but not less than all) of either series of the Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Within 90 days following the occurrence of a Rating Event (as defined herein), we may, at our option, redeem all (but not less than all) of either series of the Notes at a redemption price equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. See “Description of the Notes”.

Each series of the Notes is a new issue of securities with no established trading market. The Notes will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes on any securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Canada, that some or all of our officers and directors are residents of Canada, that some or all of the experts named in this prospectus supplement or the accompanying prospectus are residents of Canada, and that all or a substantial portion of our assets and said persons are located outside the United States.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Series A Note		Total		Per Series B Note		Total
Public offering price	100.000%	US$	550,000,000	(1)	100.000%	US$	550,000,000	(1)
Underwriting discounts	1.000%	US$	5,500,000		1.000%	US$	5,500,000
Proceeds to us (before expenses)	99.000%	US$	544,500,000	(1)	99.000%	US$	544,500,000	(1)

(1)	Plus accrued interest, if any, from November 13, 2026, if settlement occurs after that date.

This prospectus supplement and the accompanying base prospectus are not intended to constitute an offer to, and the Notes should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (an “SFE”). By purchasing the Notes, any investor in the Notes (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to us that it is not, and will not be, for its taxable year that includes the date of the original issuance of the Notes, an SFE.

The underwriters expect to deliver the Notes to the purchasers in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), on or about November 13, 2026.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan
SMBC Nikko	Truist Securities	Wells Fargo Securities

BofA Securities	Credit Agricole CIB	Mizuho	MUFG

Co-Managers

Barclays	Morgan Stanley	PNC Capital Markets LLC	Santander	SOCIETE GENERALE
Roberts & Ryan	Academy Securities	ICBC Standard Bank	Loop Capital Markets	Ramirez & Co., Inc.

November 9, 2026

IMPORTANT NOTICE ABOUT INFORMATION IN
THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes. The accompanying prospectus, dated August 1, 2025, is referred to as the “prospectus” in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this prospectus supplement or the accompanying prospectus and by any amendments to the prospectus or subsequently filed prospectus supplements.

To the extent there is a conflict between the information contained in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the prospectus. In this prospectus supplement, the prospectus and any document incorporated by reference, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or “$”. “U.S. dollars” or “US$” means the lawful currency of the United States. Unless otherwise indicated, all financial information included in this prospectus supplement, the prospectus and any document incorporated by reference is determined using U.S. GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States.

Except as set forth under “Description of the Notes” and unless otherwise specified or the context otherwise requires, all references in this prospectus supplement, the prospectus and any document incorporated by reference to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries.

S-i

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-ii

Special Note Regarding Forward-Looking Statements

The prospectus and this prospectus supplement, including the documents incorporated by reference into the prospectus and this prospectus supplement, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in the prospectus and this prospectus supplement include, but are not limited to, statements with respect to the following: the Corporation’s corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (“NGL”), liquefied natural gas (“LNG”), renewable natural gas (“RNG”) and renewable energy; energy evolution and lower-carbon energy, and our approach thereto; sustainability goals, practices and performance; industry and market conditions; anticipated utilization of the Corporation’s assets; dividend growth and payout policy; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission, Gas Distribution and Storage, and Renewable Power Generation businesses; the characteristics, anticipated benefits, financing and timing of our acquisitions, dispositions and other transactions; expected future actions of regulators and courts; government trade policies and potential impacts of potential and announced tariffs, duties, fees, economic sanctions, or other trade measures and the timing thereof; expected costs, benefits and in-service dates related to announced projects and projects under construction; expected capital expenditures; investable capacity and capital allocation priorities; expected equity funding requirements for the Corporation’s commercially secured growth program; expected future growth, development and expansion opportunities; expected optimization and efficiency opportunities; expectations about the Corporation’s joint venture partners’ ability to complete and finance projects under construction; toll and rate case discussions and proceedings and anticipated timeline and impact therefrom, including those relating to the Gas Distribution and Storage and Gas Transmission businesses; operational, industry, regulatory, climate change and other risks associated with our businesses; this offering, including the closing date thereof and the expected use of proceeds; the Corporation’s intention not to list the Notes on any stock exchange or other market and our assessment of the potential impact of the various risk factors identified in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Although the Corporation believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG, RNG and renewable energy; anticipated utilization of assets; exchange rates; inflation; interest rates; tariffs and trade policies; availability and price of labor and construction materials; the stability of the Corporation’s supply chain; operational reliability; maintenance of support and regulatory approvals for the Corporation’s projects and transactions; anticipated in-service dates; weather; the timing, terms and closing of acquisitions, dispositions and other transactions, and of this offering; the realization of anticipated benefits of transactions; governmental legislation; litigation; estimated future dividends and impact of the Corporation’s dividend policy on its future cash flows; the Corporation’s credit ratings; capital project funding; hedging program; expected earnings before interest, income taxes, and depreciation and amortization; expected earnings/(loss); expected future cash flows; and expected distributable cash flow. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Corporation’s services. Similarly, exchange rates, inflation, interest rates and tariffs impact the economies and business environments in which the Corporation operates and may impact levels of demand for the Corporation’s services and cost of inputs, and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather; and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

S-iii

The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of the Corporation’s strategic priorities; operating performance; legislative and regulatory parameters; litigation; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; evolving government trade policies, including potential and announced tariffs, duties, fees, economic sanctions or other trade measures; this offering; operational dependence on third parties; dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; inflation; interest rates; commodity prices; access to and cost of capital; the Corporation’s ability to maintain adequate self-insurance in the future at commercially reasonable rates and terms; political decisions; global geopolitical conflicts and conditions; and the supply of, demand for and prices of commodities and other alternative energy, including but not limited to, those risks and uncertainties discussed in the prospectus, this prospectus supplement and in documents incorporated by reference into the prospectus and this prospectus supplement. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the Corporation’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statement made in the prospectus and this prospectus supplement or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

For more information on forward-looking statements, the assumptions underlying them, and the risks and uncertainties affecting them, see “Note Regarding Forward-Looking Statements” in the prospectus and “Risk Factors” in this prospectus supplement and the prospectus.

S-iv

Where You Can Find More Information

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the “SEC”). Such reports and other information are available on the SEC’s website at www.sec.gov and the Corporation’s website at www.enbridge.com. The information contained on or accessible from the Corporation’s website does not constitute a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov

We have filed with the SEC a registration statement on Form S-3 relating to certain securities, including the Notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

Documents Incorporated By Reference

The SEC allows us to incorporate by reference the information we file with the SEC. This means that we can disclose important information to you by referring to those documents and later information that we file with the SEC. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the U.S. Exchange Act until the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 13, 2026 (the “2025 Annual Report”), as amended by Amendment No. 1 on Form 10-K/A, filed on March 10, 2026, to the 2025 Annual Report;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 8, 2026, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed on July 31, 2026 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed on November 6, 2026; and

•	Our Current Reports on Form 8-K (or Form 8-K/A) filed on March 10, 2026, March 20, 2026, March 27, 2026, May 7, 2026, September 8, 2026 (Item 5.02 only), September 14, 2026 and November 6, 2026 (accession number 0001104659-26-123587).

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained therein or herein or in a document incorporated or deemed to be incorporated by reference therein or herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference therein or herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the office of the Corporate Secretary of Enbridge Inc., Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the SEC’s website at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus supplement.

S-v

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and in particular the section entitled “Risk Factors” of this prospectus supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

The Corporation

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquids Pipelines, which consists of pipelines and terminals in Canada and the United States that transport, store and export various grades of crude oil and other liquid hydrocarbons; Gas Transmission, which consists of investments in natural gas pipelines and gathering, processing and storage facilities in Canada and the United States; Gas Distribution and Storage, which consists of natural gas utility operations that serve residential, commercial and industrial customers in Canada and the United States; and Renewable Power Generation, which consists primarily of investments in wind and solar power generation facilities, as well as geothermal assets, in North America and Europe.

Enbridge is a public company, with common shares that trade on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Recent Developments

Concurrent Senior Notes Offering

In a concurrent registered offering (the “Concurrent Senior Notes Offering”), we are offering three separate series of senior notes (the “New Senior Notes”). The New Senior Notes are being offered pursuant to a separate prospectus supplement. The closing of this offering is not conditioned on the closing of the Concurrent Senior Notes Offering and the closing of the Concurrent Senior Notes Offering is not conditioned on the closing of this offering. We may sell the Notes or the New Senior Notes, or both. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Senior Notes Offering, and the prospectus supplement for the Concurrent Senior Notes Offering is not an offer to sell or a solicitation of any offer to buy the Notes. There can be no assurance that we will complete the Concurrent Senior Notes Offering as described herein or at all.

The Offering

In this section, the terms “Corporation”, “Enbridge”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries.

Issuer	Enbridge Inc.
Securities Offered

US$550,000,000 aggregate principal amount of 6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057 (the “Series A Notes”).

US$550,000,000 aggregate principal amount of 6.875% Series B Fixed-to-Fixed Rate Subordinated Notes due 2057 (the “Series B Notes” and, together with the Series A Notes, the “Notes”).

Maturity Date	The Series A Notes will mature on May 15, 2057. The Series B Notes will mature on May 15, 2057.
Interest

The Series A Notes will bear interest (i) from, and including, November 13, 2026 to, but not including, May 15, 2032 at the rate of 6.700% per annum and (ii) from, and including, May 15, 2032, during each Interest Reset Period (as defined herein), at a rate per annum equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus 2.036%, to be reset on each Interest Reset Date (as defined herein), provided, that the interest rate during any Interest Reset Period will not reset below 6.700% per annum (which equals the initial interest rate on the Series A Notes).

The Series B Notes will bear interest (i) from, and including, November 13, 2026 to, but not including, May 15, 2037 at the rate of 6.875% per annum and (ii) from, and including, May 15, 2037, during each Interest Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.007%, to be reset on each Interest Reset Date, provided, that the interest rate during any Interest Reset Period will not reset below 6.875% per annum (which equals the initial interest rate on the Series B Notes).

Interest on the Series A Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each such date, a “Series A Interest Payment Date”), commencing on May 15, 2027. Interest on the Series B Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each such date, a “Series B Interest Payment Date” and, together with each Series A Interest Payment Date, each, an “Interest Payment Date”), commencing on May 15, 2027.

Deferral Right	So long as no event of default has occurred and is continuing, we may elect, in our sole discretion, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on either series of the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There is no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an event of default or any other breach under the Indenture (as defined herein). Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where we pay all accrued and unpaid interest on such date. No Deferral Period may extend beyond the applicable Maturity Date. See “Description of the Notes — Dividend Stopper Undertaking”.

Dividend Stopper Undertaking

Unless we have paid all accrued and unpaid interest on the Notes, subject to certain exceptions, we will not (i) declare any dividends on our preference shares or our common shares (collectively, the “Dividend Restricted Shares”) or pay any interest on any class or series of our indebtedness currently outstanding or hereafter created that ranks on a parity with the Notes as to distributions upon liquidation, dissolution or winding-up (the “Parity Notes”), (ii) redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes or (iii) make any payment to holders of any of the Dividend Restricted Shares or any of the Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively (the “Dividend Stopper Undertaking”).

It is in our interest to ensure that interest on the Notes is timely paid so as to avoid triggering the Dividend Stopper Undertaking. See “Description of the Notes — Dividend Stopper Undertaking” and “Risk Factors”.

Optional Redemption	We may, at our option, on giving not more than 60 nor less than 10 days’ notice to the Noteholders, redeem either series of the Notes, in whole at any time or in part from time to time, (i) on any day in the period commencing on (and including) the date falling three months prior to the applicable Initial Interest Reset Date and ending on (and including) such Initial Interest Reset Date and (ii) after such Initial Interest Reset Date, on any applicable Interest Payment Date. The redemption price per US$1,000 principal amount of Notes redeemed on any such day will be 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Notes that are redeemed shall be cancelled and shall not be reissued. See “Description of the Notes — Optional Redemption”.
Redemption on Tax Event or Rating Event

Within 90 days following the occurrence of a Tax Event, we may, at our option, on giving not more than 60 nor less than 10 days’ notice to the Noteholders of the applicable series, redeem all (but not less than all) of the Notes of such series at a redemption price per US$1,000 principal amount of such Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption. See “Description of the Notes — Optional Redemption — Redemption on Tax Event or Rating Event”.

Within 90 days following the occurrence of a Rating Event, we may, at our option, on giving not more than 60 nor less than 10 days’ notice to the Noteholders of the applicable series, redeem all (but not less than all) of the Notes of such series at a redemption price per US$1,000 principal amount of such Notes equal to 102% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption. See “Description of the Notes — Optional Redemption — Redemption on Tax Event or Rating Event”.

Subordination

The Notes will be our direct unsecured subordinated obligations. The payment of principal and interest on the Notes will be subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness, and will be effectively subordinated to all indebtedness and obligations of our subsidiaries (including Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP).

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to such obligations) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

Our Senior Indebtedness as of September 30, 2026 was approximately $56,533 million.

Use of Proceeds

We estimate that the net proceeds from the offering of the Notes, after deducting underwriting discounts and commissions and the estimated expenses of the offering, will be approximately US$1,086,900,000.

We intend to use the net proceeds from this offering to reduce our existing indebtedness, to partially fund announced acquisitions, and for capital expenditures or for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Payment of Additional Amounts

All payments made by or on account of any obligation of the Corporation under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present, or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Corporation is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Corporation is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Corporation shall pay as additional interest such additional amounts as may be necessary so that the net amount received by each Noteholder after such withholding or deduction shall not be less than the amount such Noteholder would have received if such Canadian Taxes had not been withheld or deducted, subject to certain exceptions and limitations. See “Description of the Notes — Payment of Additional Amounts”.

Form	The Notes will be represented by one or more fully registered global notes deposited in book-entry form with, or on behalf of, The Depository Trust Company, and registered in the name of its nominee. See “Description of the Notes — Book-Entry System” in this prospectus supplement. Except as described under “Description of the Notes” in this prospectus supplement, Notes in certificated form will not be issued.
Trustee and Paying Agent	Deutsche Bank Trust Company Americas.
Governing Law	The Notes and the Indenture (as defined herein) will be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions in Article 7 of the fifteenth and sixteenth supplemental indentures to the Indenture, which will be governed by and construed in accordance with the laws of the Province of Alberta.
Risk Factors	Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement for a discussion of factors that you should refer to and carefully consider before deciding to invest in these Notes.
Lack of Public Market for the Notes

Each series of the Notes is a new issue of securities with no established trading market. The Notes will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes on any securities exchange. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice.

Material Income Tax Considerations	For a discussion of material income tax considerations that may be relevant to an investment in the Notes, see “Material Income Tax Considerations” in this prospectus supplement.
Conflicts of Interest	We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds from this offering. See “Use of Proceeds” in this prospectus supplement. As a result, one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of the repayment of existing indebtedness. Accordingly, this offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Risk Factors

You should consider carefully the following risks and other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes of any series. In particular, we urge you to consider carefully the following risk factors, as well as the risk factors set forth under the heading “Item 1A. Risk Factors” in the Corporation’s 2025 Annual Report and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026 and September 30, 2026, each incorporated by reference into this prospectus supplement and the accompanying prospectus. The following risks and uncertainties as well as risks and uncertainties presently unknown to us could materially and adversely affect our financial condition and results of operations. In that event, the value of our securities, including the Notes, or our ability to meet our obligations under the Notes, may be adversely affected.

Risks Related to the Notes

We are a holding company and as a result are dependent on our subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness, including the Notes.

Our ability to make payments on our indebtedness, fund our ongoing operations and invest in capital expenditures and any acquisitions will depend on our subsidiaries’ (including subsidiary partnerships and joint-ventures through which we conduct business) ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness, including the Notes of any series. The Notes are U.S. dollar-denominated obligations and a substantial portion of our subsidiaries’ revenues are denominated in Canadian dollars. Fluctuations in the exchange rate between the U.S. and Canadian dollars may adversely affect our ability to service or refinance our U.S. dollar-denominated indebtedness, including the Notes.

The Notes are subordinated in right of payment to all of our current and future senior indebtedness and structurally subordinated to the indebtedness of our subsidiaries.

Our obligations under the Notes will be subordinated in right of payment to all of our current and future obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to such obligations) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation (“Senior Indebtedness”). This means that we will not be permitted to make any payments on the Notes if we default on a payment of principal of, premium, if any, or interest on any such Senior Indebtedness or there shall occur an event of default under such Senior Indebtedness and we do not cure the default within the applicable grace period, if the holders of the Senior Indebtedness have the right to accelerate the maturity of such indebtedness or if the terms of such Senior Indebtedness otherwise restrict us from making payments to junior creditors. See “Description of the Notes — Subordination”. Our Senior Indebtedness as of September 30, 2026 was approximately $56,533 million.

In addition to the contractual subordination described above, the Notes are not guaranteed by Spectra Energy Partners, LP, Enbridge Energy Partners, L.P. or any of our other subsidiaries (including subsidiary partnerships and joint ventures through which we conduct business) and are thus structurally subordinated to all of the debt of these subsidiaries. The Corporation’s interests in its subsidiaries and the partnerships and joint ventures through which it conducts business generally consist of equity interests, which are residual claims on the assets of those entities after their creditors are satisfied. As at September 30, 2026, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the Corporation’s subsidiaries totaled approximately $36,899 million.

The Indenture restricts our ability to incur liens, but places no such restriction on our subsidiaries or the partnerships and joint ventures through which we conduct business. Holders of parent company indebtedness that is secured by parent company assets will have a claim on the assets securing the indebtedness that is prior in right of payment to our general unsecured creditors, including you as a holder of the Notes (a “Noteholder”). The Indenture permits us to incur additional liens as described under “Description of the Notes — Covenants — Limitation on Security Interests” in this prospectus supplement.

We may redeem the Notes of either series before they mature, which could occur when prevailing interest rates are relatively low.

The Corporation may redeem the Notes of either series in the circumstances described under “Description of the Notes — Optional Redemption” and “Description of the Notes — Optional Redemption — Redemption on Tax Event or Rating Event” in this prospectus supplement, which may occur when prevailing interest rates are lower than the rates borne by the Notes. These redemption rights may, depending on prevailing market conditions at the time, create reinvestment risk for the Noteholders of a series of Notes in that they may be unable to find a suitable replacement investment with a comparable return to those Notes. If prevailing rates are lower at the time of redemption, Noteholders may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely affect Noteholders’ ability to sell the Notes if and at any time after the Notes are called for partial or full redemption.

Your right to receive payments on the Notes is effectively subordinate to those lenders who have a security interest in the assets of the Corporation.

The Notes are unsecured. The Corporation may incur indebtedness that is secured by certain or substantially all of its respective tangible and intangible assets, including the equity interests of each of its existing and future subsidiaries. If the Corporation was unable to repay any such secured indebtedness, the creditors of those obligations could foreclose on the pledged assets to the exclusion of the holders of the Notes, even if an event of default exists under the Indenture at such time.

We may defer interest payments on the Notes at our option and in our sole discretion.

So long as no event of default has occurred and is continuing, subject to certain exceptions, we may elect, in our sole discretion, to defer the interest payable on either series of the Notes on one or more occasions for up to five consecutive years as described under “Description of the Notes — Deferral Right”. There is no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an event of default or any other breach under either series of the Notes and the Indenture.

The interest rate on the Notes may fluctuate over time.

The interest rate on the Notes prior to their respective Initial Interest Reset Dates will be 6.700% for the Series A Notes and 6.875% for the Series B Notes. For each Interest Reset Period thereafter, the applicable rate will be the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.036% for the Series A Notes and 2.007% for the Series B Notes, subject to a minimum of 6.700% for the Series A Notes and 6.875% for the Series B Notes, equal to their respective initial interest rates. The rate for a subsequent Interest Reset Period may therefore be lower than the rate for the preceding Interest Reset Period. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

Historical U.S. Treasury rates are not an indication of future U.S. Treasury rates.

As described above, the interest rate for each series during an Interest Reset Period is based on the Five-Year Treasury Rate, subject to a minimum equal to that series’ initial interest rate. In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time after the applicable Initial Interest Reset Date, and you should not take the historical U.S. Treasury rates as an indication of future Five-Year Treasury Rates.

Noteholders will have limited rights of acceleration.

Subject to the conditions in the Indenture, the Trustee and Noteholders of a series may accelerate payment of the principal of Notes of such series only upon the occurrence of certain events of default, which will occur only if the Corporation (a) defaults on the payment of (i) principal or premium, if any, when due and payable, or (ii) interest when due and payable and such default continues for 30 days (subject to the Corporation’s right, at its sole option, to defer interest payments, as described under “Description of the Notes — Deferral Right”) on such series, (b) files for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization occur with respect to the Corporation, or (c) defaults in the performance or breach of any other covenant or warranty in the indenture, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture. The Trustee and Noteholders of a series will not have the right to accelerate payment of the principal of Notes of such series upon the breach of other covenants in the Indenture, although a legal action could be brought to enforce such covenant. See “Description of the Notes — Events of Default” in this prospectus supplement.

We cannot provide assurance that an active trading market will develop for any series of the Notes.

Each series of the Notes is a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for any series of the Notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for any series of the Notes will be free from disruptions that may adversely affect the price at which you may sell such Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our financial performance and other factors. Generally, the liquidity of, and trading market for, the Notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect that liquidity and trading independent of our financial performance and prospects.

We or any of our affiliates may assume the duties of the Calculation Agent and may have economic interests adverse to the interests of the holders of the Notes.

The Calculation Agent (as defined herein) will make certain determinations regarding the interest rate for each Interest Reset Period. We or any of our affiliates may assume the duties of the Calculation Agent for the Notes. Any exercise of discretion by us or our affiliates acting as Calculation Agent could present a conflict of interest. In making the required determinations, decisions and elections, we or our affiliates may have economic interests that are adverse to the interests of holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination made by us or our affiliates, acting as the Calculation Agent, will be final and binding absent manifest error.

Rating agencies may change their practices for rating the Notes, which change may affect the market price of the Notes.

The rating agencies that currently publish a rating for us, each of which is expected to initially publish a rating of the Notes, or those that may in the future publish a rating for us, may, from time to time in the future, change the way they analyze securities with features similar to the Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, that could have a negative impact on the trading prices of the Notes.

Consolidated Capitalization

The following table summarizes our consolidated capitalization as of September 30, 2026 on:

•	an actual basis; and

•	an as adjusted basis to give effect to the issuance and sale of the Notes described in this prospectus supplement, without giving effect to the application of the net proceeds thereof. See “Use of Proceeds” in this prospectus supplement.

The following table does not reflect the Concurrent Senior Notes Offering. You should read this table together with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the audited consolidated financial statements for the year ended December 31, 2025 and the related notes thereto in our 2025 Annual Report and the unaudited consolidated financial statements for the quarter ended September 30, 2026 and the related notes thereto in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. All U.S. dollar amounts in the following table have been converted to Canadian dollars using the published WM/Reuters 4:00 p.m. London exchange rate on September 30, 2026 of US$1.00 per $1.4198.

	As of September 30, 2026
	Actual	As Adjusted
	(millions of dollars)
Cash and cash equivalents(1)	$4,898	$4,898
Long-term debt:
Long-term debt (excluding current portion)(2)(3)	105,343	105,343
Series A Notes offered hereby (US$550,000,000)	—	781
Series B Notes offered hereby (US$550,000,000)	—	781
Total long-term debt	105,343	106,905
Shareholders’ equity:
Preference shares	6,818	6,818
Common shares	74,867	74,867
Additional paid-in capital	204	204
Deficit	(21,162)	(21,162)
Accumulated other comprehensive income	6,845	6,845
Total Enbridge Inc. shareholders’ equity	67,572	67,572
Total capitalization	$172,915	$174,477

(1)	Cash and cash equivalents on an adjusted basis exclude the net proceeds from this offering, a portion of which may be temporarily used to reduce indebtedness or invested in short-term liquid investments. See “Use of Proceeds.”

(2)	As at September 30, 2026, $14.8 billion of outstanding commercial paper and credit facility draws, net of short-term borrowings and non-revolving credit facilities that mature within one year, have been included in long-term debt.

(3)	Does not reflect (i) the issuance on October 28, 2026 of US$250,000,000 aggregate principal amount of 2026 Series A 6.26% Senior Unsecured Notes due 2036 and US$250,000,000 aggregate principal amount of 2026 Series B 6.68% Senior Unsecured Notes due 2056 of Public Service Company of North Carolina, Incorporated, (ii) the repayment on October 4, 2026 of US$500,000,000 aggregate principal amount of 1.60% Senior Notes of the Corporation, (iii) the repayment on October 15, 2026 of US$600,000,000 aggregate principal amount of 3.38% Senior Notes of Spectra Energy Partners, LP, or (iv) the repayment on October 29, 2026 of $100,000,000 aggregate principal amount of 7.60% medium term notes of Enbridge Gas Inc.

Use of Proceeds

We estimate that the net proceeds from this offering of the Notes, after deducting underwriting discounts and commissions and the estimated expenses of this offering, will be approximately US$1,086,900,000. We intend to use the net proceeds from this offering to reduce our existing indebtedness, to partially fund announced acquisitions, and for capital expenditures or for other general corporate purposes. The Corporation may invest funds that it does not immediately require in deposit accounts, money market funds, short-term marketable debt securities, and U.S. government sponsored enterprise obligations and corporate obligations.

The New Senior Notes are being offered pursuant to a separate prospectus supplement. The closing of this offering is not conditioned on the closing of the Concurrent Senior Notes Offering and the closing of the Concurrent Senior Notes Offering is not conditioned on the closing of this offering. We may sell the Notes or the New Senior Notes, or both.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Senior Notes Offering, and the prospectus supplement for the Concurrent Senior Notes Offering is not an offer to sell or a solicitation of any offer to buy the Notes. There can be no assurance that we will complete the Concurrent Senior Notes Offering as described herein or at all.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds from this offering. As a result, one or more of the underwriters or their affiliates may receive a portion of the net proceeds from this offering. See “Underwriting” in this prospectus supplement.

Description of the Notes

The following description of the terms of the Notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities and Guarantees” in the accompanying prospectus, and should be read in conjunction with that description. In this section, the terms “Corporation”, “Enbridge”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries.

The Notes of each series will be issued under an indenture, dated as of February 25, 2005 (as amended and supplemented from time to time, the “Indenture”), between the Corporation and Deutsche Bank Trust Company Americas, as Trustee. The Notes will not be offered or sold to persons in Canada pursuant to this prospectus supplement. The Trustee will initially serve as paying agent for the Notes. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

The Notes will not be entitled to the benefit of any sinking fund and will not be listed on any automated quotation system. We do not intend to apply for listing of the Notes on any securities exchange.

The Trustee under the Indenture is referred to in this section as the “Trustee”, which term shall include, unless the context otherwise requires, its successors and assigns. Capitalized terms used but not defined in this section shall have the meanings given to them in the Indenture.

Interest and Maturity

The Series A Notes will mature on May 15, 2057 (the “Series A Maturity Date”) and the Series B Notes will mature on May 15, 2057 (the “Series B Maturity Date” and, together with the Series A Maturity Date, each, a “Maturity Date”).

The Series A Notes will bear interest (i) from, and including, November 13, 2026 to, but not including, the applicable Initial Interest Reset Date at the rate of 6.700% per annum and (ii) from, and including, the applicable Initial Interest Reset Date, during each Interest Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.036%, to be reset on each Interest Reset Date, provided, that the interest rate during any Interest Reset Period will not reset below 6.700% per annum (which equals the initial interest rate on the Series A Notes).

The Series B Notes will bear interest (i) from, and including, November 13, 2026 to, but not including, the applicable Initial Interest Reset Date at the rate of 6.875% per annum and (ii) from, and including, the applicable Initial Interest Reset Date, during each Interest Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.007%, to be reset on each Interest Reset Date, provided, that the interest rate during any Interest Reset Period will not reset below 6.875% per annum (which equals the initial interest rate on the Series B Notes).

Interest on the Series A Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each such date, a “Series A Interest Payment Date”), commencing on May 15, 2027, subject to deferral as described under “— Deferral Right”. Interest on the Series B Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each such date, a “Series B Interest Payment Date” and, together with each Series A Interest Payment Date, each, an “Interest Payment Date”), commencing on May 15, 2027, subject to deferral as described under “— Deferral Right”. Interest payments will be made to the persons or entities in whose names the Series A Notes are registered at the close of business on May 1 and November 1 (in each case, whether or not a business day), as the case may be, immediately preceding the relevant Interest Payment Date. Interest payments will be made to the persons or entities in whose names the Series B Notes are registered at the close of business on May 1 and November 1 (in each case, whether or not a business day), as the case may be, immediately preceding the relevant Interest Payment Date.

Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

If an Interest Payment Date or the applicable Maturity Date falls on a day that is not a business day, the payment of interest, principal or premium due on such day will be postponed to the next business day, and no further interest, principal or premium, as applicable, will accrue in respect of such postponement.

Unless all of the outstanding Notes of a series are to be redeemed or have been redeemed as of the applicable Initial Interest Reset Date, we will appoint a calculation agent (the “Calculation Agent”) with respect to the Notes prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date. We or any of our affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent, if other than us or our affiliate, will notify us of the interest rate for the relevant Interest Reset Period. We will then promptly notify the Trustee, if other than the Calculation Agent, of such interest rate. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date will be conclusive and binding absent manifest error, may be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Notes, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the Notes upon request.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15 (as defined below), for the U.S. Treasury security with a maturity of five years from the next Interest Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Interest Reset Date and trading in the public securities market, the rate will be determined by the Calculation Agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Interest Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Interest Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15.

If the H.15 is no longer published or the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the Five-Year Treasury Rate in effect for the prior Interest Reset Period, or, in the case of the Initial Interest Reset Date, 4.664%.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and “most recently published H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Initial Interest Reset Date” means May 15, 2032, with respect to the Series A Notes, and May 15, 2037, with respect to the Series B Notes.

“Interest Reset Date” means the applicable Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Period” means the period from and including the applicable Initial Interest Reset Date to, but not including, the next following Interest Reset Date for a series of the Notes and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two business days prior to the beginning of such Interest Reset Period.

Specified Denominations

The Notes will be issued only in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

The Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indenture governing the Notes. An affiliate of the Trustee is a lender under certain of the credit facilities of Enbridge and its subsidiary, Enbridge (U.S.) Inc., described under “Underwriting” in this prospectus supplement, and affiliates of the Trustee may have further commercial banking, advisory and other relationships with Enbridge and its subsidiaries.

Deferral Right

So long as no event of default has occurred and is continuing, we may elect, in our sole discretion, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on either series of the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There is no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an event of default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Corporation pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the applicable Maturity Date. We will give the holders of the Notes (the “Noteholders”) written notice of our election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

Dividend Stopper Undertaking

Unless we have paid all accrued and unpaid interest on the Notes, we will not (the “Dividend Stopper Undertaking”):

•	declare any dividends on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

•	redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

•	make any payment to holders of any of the Dividend Restricted Shares or any of the Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

“Dividend Restricted Shares” means, collectively, our preference shares and our common shares.

“Parity Notes” means any class or series of our indebtedness currently outstanding or hereafter created that ranks on a parity with the Notes as to distributions upon liquidation, dissolution or winding-up.

It is in our interest to ensure that interest on the Notes is timely paid so as to avoid triggering the Dividend Stopper Undertaking.

Optional Redemption

The Corporation may, at its option, on giving not more than 60 nor less than 10 days’ notice to the Noteholders of the applicable series, redeem such series of the Notes, in whole at any time or in part from time to time, (i) on any day in the period commencing on (and including) the date falling three months prior to the applicable Initial Interest Reset Date and ending on (and including) such Initial Interest Reset Date and (ii) after such Initial Interest Reset Date, on any applicable Interest Payment Date. The redemption price per US$1,000 principal amount of Notes redeemed will be 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Notes that are redeemed shall be cancelled and shall not be reissued.

In the event that the Corporation redeems or purchases any of the Notes of a series, the Corporation intends (without thereby assuming a legal obligation) to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, received by the Corporation from new issuances during the period commencing on the 360th calendar day prior to the date of such redemption or purchase of securities which are assigned, at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the Notes of such series to be redeemed or repurchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the Notes of such series), unless:

•	the Notes of such series are redeemed pursuant to a Rating Event or a Tax Event (each as defined herein); or

•	such redemption or purchase of the Notes of such series occurs on or after May 15, 2037.

Redemption on Tax Event or Rating Event

Within 90 days following the occurrence of a Tax Event, the Corporation may, at its option, on giving not more than 60 nor less than 10 days’ notice to the Noteholders of the applicable series, redeem all (but not less than all) of the Notes of such series. The redemption price per US$1,000 principal amount of Notes of such series will be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption.

A “Tax Event” means the Corporation (or its successor) determines that (1) as a result of (A) any amendment to or change (including any announced prospective change) in the laws or related regulations of Canada (or the Corporation’s successors’ jurisdiction of organization) or of any applicable political subdivision or taxing authority or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority announced or becoming effective on or after the date hereof, the Corporation has or will become obligated to pay, on the next Interest Payment Date for the Notes of that series, additional amounts with respect to any Note of that series as described under “Payment of Additional Amounts”, or (2) on or after the date of this prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court in, Canada (or the Corporation’s successors’ jurisdiction of organization) or any applicable political subdivision or taxing authority, including any of those actions specified in (1) above, whether or not the action was taken or decision rendered with respect to the Corporation, or any change, amendment, application or interpretation is officially proposed, which, in the opinion of the Corporation’s counsel, will result in the Corporation becoming obligated to pay, on the next Interest Payment Date for the Notes of that series, additional amounts with respect to any Note of such series of Notes, and the Corporation has determined that the obligation cannot be avoided by the use of reasonable available measures.

Within 90 days following the occurrence of a Rating Event, the Corporation may, at its option, on giving not more than 60 nor less than 10 days’ notice to the Noteholders of the applicable series, redeem all (but not less than all) of the Notes of such series. The redemption price per US$1,000 principal amount of Notes of such series will be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption.

A “Rating Event” means Moody’s Investors Service, Inc., S&P Global Ratings, DBRS Limited or Fitch Ratings, Inc. that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time a series of the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to a series of the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of such series of the Notes.

If a redemption date falls on a day that is not a business day, such redemption date will be postponed to the next business day, and no further interest will accrue in respect of such postponement.

Provision of Financial Information

The Corporation will file with the Trustee, within 15 days after the same are so required to be filed with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. If the Corporation is not required to file such information, documents or reports with the SEC, then the Corporation will file with the Trustee such periodic reports as the Corporation files with the securities commission or corresponding securities regulatory authority in each of the Provinces of Canada within 15 days after the same are so required to be filed with such securities commissions or securities regulatory authorities.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Corporation and the Trustee with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series issued under the Indenture (including the Notes) affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series: (1) change the stated maturity of the principal of, or any installment of interest, if any, on any debt security; (2) reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security; (3) change the place of payment; (4) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any debt security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; (6) adversely affect any right to convert or exchange any debt security; (7) reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (8) modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of debt securities; or (9) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority of the principal amount of either series of the Notes may on behalf of the Noteholders of that series of the Notes waive, insofar as that series of the Notes is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture, including the covenants and events of default. The holders of a majority in principal amount of either series of the Notes may waive any past default under the Indenture with respect to that series of the Notes, except a default in the payment of the principal of (or premium, if any) and interest, if any, on that series of the Notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note of that series of Notes. The Indenture or the Notes may be amended or supplemented, without the consent of any holder of debt securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of the debt securities.

Defeasance

The Indenture provides that, at its option, the Corporation will be discharged from any and all obligations in respect of the outstanding notes of either series of the Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding notes of such series of Notes (“Defeasance”) (except with respect to the authentication, transfer, exchange or replacement of Notes or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States stating that (a) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding notes of such series of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (“CRA”) to the effect that the holders of the outstanding notes of such series of the Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding notes of such series of the Notes include holders who are not resident in Canada); (3) no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied. The Corporation may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Corporation meets the conditions described in the preceding sentence at the time the Corporation exercises the Defeasance option.

The Indenture provides that, at its option, the Corporation may omit to comply with certain covenants, including certain of the covenants described below under the heading “Covenants”, and such omission shall not be deemed to be an event of default under the Indenture and the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Covenant Defeasance”). If the Corporation exercises its Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Notes include holders who are not resident in Canada); (3) no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied.

Subordination

The Notes will be direct unsecured subordinated obligations of the Corporation. The payment of principal and interest on the Notes, to the extent provided in the Indenture, will be subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness, and will be effectively subordinated to all indebtedness and obligations of the Corporation’s subsidiaries (including Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP).

In the event (i) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Corporation or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding-up of the Corporation, or (ii) subject to the subordination provisions in the Indenture that a default shall have occurred with respect to payments due on any Senior Indebtedness, or there shall have occurred an event of default (other than a default in payment) in respect of any Senior Indebtedness permitting the holder or holders thereof to accelerate the maturity thereof, or (iii) that the principal of and accrued interest on the Notes shall have been declared due and payable pursuant to the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon before the Noteholders are entitled to receive a payment on account of the principal or interest on the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation.

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, not including our US$750,000,000 6.00% Fixed-to-Floating Rate Subordinated Notes Series 2016-A due 2077, US$1,000,000,000 5.50% Fixed-to-Floating Rate Subordinated Notes Series 2017-A due 2077, $1,650,000,000 5.375% Fixed-to-Floating Rate Subordinated Notes Series 2017-B due 2077, US$850,000,000 6.250% Fixed-to-Floating Rate Subordinated Notes Series 2018-A due 2078, $750,000,000 6.625% Fixed-to-Floating Rate Subordinated Notes Series 2018-C due 2078, US$1,000,000,000 5.750% Fixed-to-Fixed Rate Subordinated Notes Series 2020-A due 2080, $750,000,000 5.00% Fixed-to-Fixed Rate Subordinated Notes Series 2022-A due 2082, US$500,000,000 7.375% Fixed-to-Fixed Rate Subordinated Notes Series 2022-B due 2083, US$600,000,000 7.625% Fixed-to-Fixed Rate Subordinated Notes Series 2022-C due 2083, US$750,000,000 8.250% Fixed-to-Fixed Rate Subordinated Notes Series 2023-A due 2084, US$1,250,000,000 8.500% Fixed-to-Fixed Rate Subordinated Notes Series 2023-B due 2084, $300,000,000 8.495% Fixed-to-Fixed Rate Subordinated Notes Series 2023-C due 2084, $700,000,000 8.747% Fixed-to-Fixed Rate Subordinated Notes Series 2023-D due 2084, US$500,000,000 7.375% Fixed-to-Fixed Rate Subordinated Notes due 2055, US$700,000,000 7.200% Fixed-to-Fixed Rate Subordinated Notes due 2054 and $1,000,000,000 5.15% Fixed-to-Fixed Rate Subordinated Notes due 2055. As of September 30, 2026, the Corporation’s Senior Indebtedness totaled approximately $56,533 million.

Events of Default

An event of default in respect of a series of the Notes will occur only if the Corporation (a) defaults on the payment of (i) principal or premium, if any, when due and payable, or (ii) interest when due and payable and such default continues for 30 days (subject to the Corporation’s right, at its sole option, to defer interest payments, as described under “Description of the Notes — Deferral Right”) on such series, (b) files for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization occur with respect to the Corporation, or (c) defaults in the performance or breach of any other covenant or warranty in the indenture, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture. For the avoidance of doubt, the events of default stated in this section shall be the only events of default applicable to the Notes.

There will be no right of acceleration in the case of a default in the performance of any other covenant of the Corporation in the Indenture, although a legal action could be brought to enforce such covenant. For the avoidance of doubt, the events of default stated in this section shall be the only events of default applicable to the Notes.

If an event of default has occurred and is continuing, then the Corporation shall be deemed to be in default under the Indenture and such series of the Notes and the Trustee may, in its discretion and shall upon the request of holders of not less than one-quarter of the principal amount of such series of Notes then outstanding under the Indenture, demand payment of the principal or premium, if any, together with any accrued and unpaid interest up to (but excluding) such date, which shall immediately become due and payable in cash, and may institute legal proceedings for the collection of such aggregate amount in the event the Corporation fails to make payment thereof upon such demand.

Covenants

The Indenture contains promises by the Corporation, called “covenants” for the benefit of the Noteholders. The Corporation will make the covenants described under the headings “— Limitation on Security Interests” and “— Other Indenture Covenants” for the Noteholders.

Limitation on Security Interests

The Corporation agrees in the Indenture, for the benefit of the Noteholders, that it will not create, assume or otherwise have outstanding any Security Interest on its assets securing any Indebtedness unless the obligations of the Corporation in respect of the Notes then outstanding shall be secured equally and ratably therewith.

This covenant has significant exceptions which allow the Corporation to incur or allow to exist over its properties and assets Permitted Encumbrances (as defined in the Indenture), which include, among other things:

(a)	Security Interests existing on the date of the first issuance of the Notes by the Corporation under the Indenture or arising after that date under contractual commitments entered into prior to that date;

(b)	Security Interests securing Purchase Money Obligations;

(c)	Security Interests securing Non-Recourse Debt;

(d)	Security Interests in favor of the Corporation’s subsidiaries;

(e)	Security Interests existing on property of a corporation which is merged into, or amalgamated or consolidated with, the Corporation or the property of which is acquired by the Corporation;

(f)	Security Interests securing Indebtedness to banks or other lending institutions incurred in the ordinary course of business, repayable on demand or maturing within 18 months of incurrence or renewal or extension;

(g)	Security Interests on or against cash or marketable debt securities pledged to secure Financial Instrument Obligations;

(h)	Security Interests in respect of certain:

i.	liens for taxes, assessments and workmen’s compensation assessments, unemployment insurance or other social security obligations,

ii.	liens and certain rights under leases,

iii.	obligations affecting the property of the Corporation to governmental or public authorities, with respect to franchises, grants, licenses or permits and title defects arising because structures or facilities are on lands held by the Corporation under government grant, subject to a materiality threshold,

iv.	liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, laborers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

v.	rights of governmental or public authorities under statute or the terms of leases, licenses, franchises, grants or permits,

vi.	undetermined or inchoate liens incidental to the operations of the Corporation,

vii.	Security Interests contested in good faith by the Corporation or for which payment is deposited with the Trustee,

viii.	easements, rights-of-way and servitudes,

ix.	security to public utilities, municipalities or governmental or other public authorities,

x.	liens and privileges arising out of judgments or awards, and

xi.	other liens of a nature similar to those described above which do not in the opinion of the Corporation materially impair the use of the subject property or the operation of the business of the Corporation or the value of the property for the Corporation’s business; and

(i)	extensions, renewals, alterations and replacements of the permitted Security Interests referred to above; provided the extension, renewal, alteration or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed, altered or replaced (plus improvements on such property) and the principal amount of the Indebtedness secured thereby is not increased.

In addition, the Indenture permits the Corporation to incur or allow to exist any other Security Interest or Security Interests if the amount of Indebtedness secured under the Security Interest or Security Interests does not exceed 5% of the Corporation’s Consolidated Net Tangible Assets.

The Indenture covenant restricting Security Interests will not restrict the Corporation’s ability to sell its property and other assets and will not restrict any subsidiary of the Corporation from creating, assuming or otherwise having outstanding any Security Interests on its assets.

Other Indenture Covenants

The Corporation will covenant with respect to the Notes to (1) duly and punctually pay amounts due on the Notes; (2) maintain an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to the Corporation may be served; (3) deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not the Corporation is in default under the Indenture; (4) pay before delinquency, taxes, assessments and governmental charges and lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Corporation, subject to the right of the Corporation to contest the validity of a charge, assessment or claim in good faith; and (5) maintain and keep in good condition properties used or useful in the conduct of its business and make necessary repairs and improvements as in the judgment of the Corporation are necessary to carry on the Corporation’s business; provided that the Corporation may discontinue operating or maintaining any of its properties if, in the judgment of the Corporation, the discontinuance is desirable in the conduct of the Corporation’s business and not disadvantageous in any material respect to the Noteholders.

Subject to the provision described under the heading “— Mergers, Consolidations and Sales of Assets” below, the Corporation will also covenant that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that the Corporation is not required to preserve any right or franchise if the board of directors of the Corporation determines that preservation of the right or franchise is no longer desirable in the conduct of the business of the Corporation and that its loss is not disadvantageous in any material respect to the Noteholders.

Waiver of Covenants

The Corporation may omit in any particular instance to comply with any term, provision or condition in any covenant in respect of a series of the Notes, if before the time for such compliance the holders of a majority of the principal amount of the outstanding notes of that series of the Notes waive compliance with the applicable term, provision or condition.

Mergers, Consolidations and Sales of Assets

The Corporation may not consolidate or amalgamate with or merge into or enter into any statutory arrangement for such purpose with any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless, among other requirements:

(a)	the successor to the consolidation, amalgamation, merger or arrangement is a corporation, partnership or trust organized under the laws of Canada, or any Province or Territory thereof, the United States of America, or any State thereof or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the Notes and perform or observe the covenants and obligations contained in the Indenture;

(b)	immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

(c)	if, as a result of any such consolidation, amalgamation, merger or arrangement, properties or assets of the Corporation would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Corporation or such successor, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of the Corporation or conveyance, transfer or lease of properties and assets of the Corporation substantially as an entirety, the successor to the Corporation will succeed to every right and power of the Corporation under the Indenture, and, except in the case of a lease, the Corporation will be relieved of all obligations and covenants under the Indenture and the Notes.

Payment of Additional Amounts

The Corporation will, subject to the exceptions and limitations set forth below, pay to any Noteholder of any series of Notes who is a non-resident of Canada under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) such additional amounts as may be necessary so that every net payment on the Notes held by such Noteholder, after deduction or withholding by the Corporation or any of its paying agents for or on account of any present or future tax, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed by the government of Canada (or any political subdivision or taxing authority thereof or therein) (collectively, “Canadian Taxes”) upon or as a result of such payment, will not be less than the amount provided in those Notes to be then due and payable (and the Corporation will remit the full amount withheld to the relevant authority in accordance with applicable law). However, the Corporation will not be required to make any payment of additional amounts:

(a)	to any person in respect of whom such Canadian Taxes are required to be withheld or deducted as a result of such person or any other person that has a beneficial interest in respect of any payment under those Notes (i) not dealing at arm’s length with the Corporation (within the meaning of the Tax Act), (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Corporation, (iii) not dealing at arm’s length (for the purposes of the Tax Act) with such a “specified shareholder”, or (iv) being an entity in respect of which the Corporation is a “specified entity” as defined in subsection 18.4(1) of the Tax Act;

(b)	to any person by reason of such person being connected with Canada (otherwise than merely by holding or ownership of those Notes or receiving any payments or exercising any rights thereunder), including without limitation a non-resident insurer who carries on an insurance business in Canada and in a country other than Canada;

(c)	for or on account of any Canadian Taxes which would not have been so imposed but for: (i) the presentation by the holder of those Notes on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or (ii) the holder’s failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of, any such Canadian Taxes;

(d)	for or on account of any estate, inheritance, gift, sales, transfer, personal property tax or any similar Canadian Taxes;

(e)	for or on account of any Canadian Taxes required to be withheld by any paying agent from any payment to a person on those Notes if such payment can be made to such person without such withholding by at least one other paying agent the identity of which is provided to such person;

(f)	for or on account of any Canadian Taxes which are payable otherwise than by withholding from a payment on those Notes;

(g)	any withholding or deduction imposed pursuant to: (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between the Corporation and the United States or any authority thereof implementing FATCA; or

(h)	for any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will additional amounts be paid with respect to any payment on those Notes to a Noteholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision thereof) to be included in the income for Canadian federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the Noteholder of such Notes.

Book-Entry System

The Notes will be represented by fully registered global securities (the “Global Securities”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depositary”)), or such other name as may be requested by an authorized representative of the Depositary. The authorized minimum denominations of each Note will be US$2,000 and integral multiples of US$1,000 in excess thereof. Accordingly, Notes may be transferred or exchanged only through the Depositary and its participants. Except as described below, owners of beneficial interests in the Global Securities will not be entitled to receive Notes in definitive form. Account holders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in the Depositary. So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial Owners (as defined below) will not receive certificates representing their ownership interests in the Notes except in the event that use of the book-entry system for the Notes is discontinued or if there shall have occurred and be continuing an event of default under the Indenture. The Depositary will have no knowledge of the actual beneficial owners of the Notes; the Depositary’s records will reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The Direct Participants and Indirect Participants (as each is defined below) will remain responsible for keeping account of their holdings on behalf of their customers.

Each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a Noteholder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing the Notes.

The Depositary

The following is based on information furnished by the Depositary: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. These direct Participants (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the SEC.

Purchases of the Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing the Notes will not receive Notes in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

To facilitate subsequent transfers, the Global Securities representing the Notes which are deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture.

Any redemption notices relating to the Notes will be sent to the Depositary. If less than all of the Notes are being redeemed, the Depositary may determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed. Neither the Depositary nor its nominee will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its procedures, the Depositary may send a proxy to the Corporation as soon as possible after the record date for a consent or vote. The proxy would assign the Depositary’s nominee’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the relevant record date.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the Global Securities representing the Notes. Under its usual procedures, the Depositary mails an “omnibus proxy” to the Corporation as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the Global Securities representing the Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from the Corporation or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Corporation or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Corporation or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Notes in definitive form are required to be printed and delivered to each Noteholder. No Global Security may be exchanged in whole or in part, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for the Global Security or its nominee unless (1) the Depositary (A) has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security or (B) has ceased to be a clearing agency registered under the U.S. Exchange Act, or (2) there shall have occurred and be continuing an event of default under the Indenture. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the Notes, but the Corporation may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions. The Corporation shall not be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange the Notes, or a portion thereof, called for redemption, except the unredeemed portion of the Notes being redeemed in part; or (iii) issue, register the transfer of or exchange any Notes which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

The Corporation may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Notes in definitive form will be printed and delivered.

Settlement for the Notes will be made in immediately available funds. Secondary market trading in the Notes will be settled in immediately available funds.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes to the arrangements between the Corporation and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

Euroclear

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (La Commission Bancaire, Financière et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique). Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries. Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries. Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers. All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

The information in this section concerning Euroclear has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Euroclear.

Clearstream

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities. Clearstream provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships. Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks. Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

The information in this section concerning Clearstream has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Clearstream.

Global Clearance and Settlement Procedures

Cross market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream, on the other, will be effected through the Depositary in accordance with Depositary rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through the Depositary, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to the Depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during that processing will be reported to the relevant Euroclear participants or Clearstream participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement with the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation agrees to appoint Enbridge (U.S.) Inc., as its authorized agent for service of process in any suit or proceeding arising out of or relating to the Notes or the Indenture in connection with the Notes and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submits to such jurisdiction.

Governing Law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions in Article 7 of the fifteenth and sixteenth supplemental indentures to the Indenture, which will be governed by and construed in accordance with the laws of the Province of Alberta.

Definitions

The Indenture contains, among others, definitions substantially to the following effect:

“Consolidated Net Tangible Assets” means all consolidated assets of the Corporation as shown on the most recent audited consolidated balance sheet of the Corporation, less the aggregate of the following amounts reflected upon such balance sheet:

(a)	all goodwill, deferred assets, trademarks, copyrights and other similar intangible assets;

(b)	to the extent not already deducted in computing such assets and without duplication, depreciation, depletion, amortization, reserves and any other account which reflects a decrease in the value of an asset or a periodic allocation of the cost of an asset; provided that no deduction shall be made under this paragraph (b) to the extent that such amount reflects a decrease in value or periodic allocation of the cost of any asset referred to in paragraph (a) above;

(c)	minority interests;

(d)	non-cash current assets; and

(e)	Non-Recourse Assets to the extent of the outstanding Non-Recourse Debt financing of such assets.

“Financial Instrument Obligations” means obligations arising under:

(a)	any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b)	any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)	any agreement for the making or taking of Petroleum Substances or electricity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is Petroleum Substances or electricity or the price, value or amount payable thereunder is dependent or based upon the price of Petroleum Substances or electricity or fluctuations in the price of Petroleum Substances or electricity, each as the case may be;

to the extent of the net amount due or accruing due by the Corporation thereunder (determined by marking-to-market the same in accordance with their terms).

“Generally Accepted Accounting Principles” means generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law.

“Indebtedness” means all items of indebtedness in respect of amounts borrowed and all Purchase Money Obligations which, in accordance with Generally Accepted Accounting Principles, would be recorded in the financial statements as at the date as of which such Indebtedness is to be determined, and in any event including, without duplication:

(a)	obligations secured by any Security Interest existing on property owned subject to such Security Interest, whether or not the obligations secured thereby shall have been assumed; and

(b)	guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent liabilities in respect of obligations of another person for indebtedness of that other person in respect of any amounts borrowed by them.

“Non-Recourse Assets” means the assets created, developed, constructed or acquired with or in respect of which Non-Recourse Debt has been incurred and any and all receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired and to which recourse of the lender of such Non-Recourse Debt (or any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances (other than in respect of false or misleading representations or warranties).

“Non-Recourse Debt” means any Indebtedness incurred to finance the creation, development, construction or acquisition of assets and any increases in or extensions, renewals or refundings of any such Indebtedness, provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such Indebtedness or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral connected with the assets created, developed, constructed or acquired and to which the lender has recourse.

“Petroleum Substances” means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals, or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Security Interest” means any security by way of assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not.

Material Income Tax Considerations

Each of the summaries under this section “Material Income Tax Considerations” is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder, and no representation is made with respect to the United States federal tax consequences or Canadian tax consequences to any particular holder. Accordingly, prospective purchasers are urged to consult their own tax advisors with respect to the United States federal tax consequences or Canadian tax consequences relevant to them, having regard to their particular circumstances.

Material United States Federal Income Tax Considerations

This section describes the material United States federal income tax consequences of owning and disposing of the Notes we are offering. It applies only to holders who acquire Notes of a series in the offering at the offering price for the Notes of that series and who hold their Notes as capital assets for United States federal income tax purposes. This section does not apply to members of a class of holders subject to special rules, such as a broker-dealer in securities, commodities, or currencies, a governmental organization, a trader in securities that elects to use a mark-to-market method of accounting, a bank, thrift or other financial institution, a life insurance company, a tax-exempt organization, a real estate investment trust, a regulated investment company, a foreign person or entity, an insurance company, a person that owns Notes that are a hedge or that are hedged against interest rate risks, a person that owns Notes as part of a “straddle”, “constructive sale”, “hedge” or “conversion transaction” for United States federal income tax purposes, a person that purchases or sells Notes as part of a wash sale for United States federal income tax purposes, a tax deferred or other retirement account, a partnership, S corporation or other pass-through entity, or a person whose functional currency for tax purposes is not the United States dollar. This section addresses only certain U.S. federal income tax consequences and does not address any state, local or non-U.S. tax consequences, or any tax consequences arising under the Medicare contribution tax on net investment income or the estate, gift or alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). If Notes of a series are purchased at a price other than the offering price for the Notes of that series, the amortizable bond premium or market discount rules may also apply. Holders should consult their own tax advisor regarding this possibility.

This section is based on the Code, its legislative history, final, temporary and proposed regulations thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect on the date hereof. These laws are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. This discussion is not binding on the Internal Revenue Service (the “Service”), and we have not sought and will not seek any rulings from the Service regarding the matters discussed below. There can be no assurance that the Service will not take positions that are different from those discussed below or that a United States court will not sustain such a challenge.

All holders are urged to consult their own tax advisor concerning the consequences of owning these Notes in such holder’s particular circumstances under the Code and the laws of any other taxing jurisdiction.

This section applies only to United States holders. A United States holder is a beneficial owner of a Note that is (i) an individual who is a citizen or resident of the United States, as determined for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate whose income is includible in gross income for United States federal income tax regardless of its source or (iv) a trust, if (a) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity, organized within or without the United States, treated as a partnership for United States federal income tax purposes) holds Notes, the tax treatment of a partner as beneficial owner of Notes generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership (or other entity treated as a partnership for United States federal income tax purposes) holding the Notes is urged to consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Interest Income and Original Issue Discount

It is expected, and assumed for purposes of this discussion that, subject to the discussion below, the Notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes.

Treasury Regulations provide that the possibility that interest on the Notes might be deferred could result in the Notes being treated as issued with OID, unless the likelihood of such deferral is remote due to the terms and conditions of the Notes. We believe that the likelihood of interest deferral is remote due to the Dividend Stopper Undertaking and therefore that the possibility of such deferral will not result in the Notes being treated as issued with OID. Accordingly, interest paid on the Notes should be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with such United States holder’s method of accounting for United States federal income tax purposes. However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote”, as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with our position.

If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the Notes would be treated as issued with OID at the time of issuance, or at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred all stated interest due after such deferral, would be treated as OID. In such case, a United States holder would be required to include interest in income as it accrued, regardless of the holder’s regular method of accounting, using the constant-yield-to-maturity method of accrual, before such United States holder received any payment attributable to such income, and would not separately report the actual cash payments of interest on the Notes as taxable income.

Interest paid by us on the Notes is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a United States holder and will generally be “passive” category income for purposes of computing the foreign tax credit. The rules governing the United States foreign tax credit are complex, and you are urged to consult your tax advisor regarding the availability of claiming a United States foreign tax credit under your particular circumstances.

Purchase, Sale and Retirement of the Notes

A United States holder’s tax basis in a Note generally will be its cost. A United States holder will generally recognize capital gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not previously included in income), and such holder’s tax basis in the Note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Gain or loss on the sale or retirement of a Note generally will be treated as United States source income or loss for United States federal income tax purposes and for purposes of computing the United States foreign tax credit allowable to you, unless such gain or loss is attributable to an office or other fixed place of business outside of the United States and certain other conditions are met.

Backup Withholding and Information Reporting

For noncorporate United States holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account maintained in the United States, and the payment of the proceeds from the sale of a Note effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if a noncorporate United States holder fails to provide an accurate taxpayer identification number, (in the case of interest payments) is notified by the Service that the holder has failed to report all interest and dividends required to be shown on the holder’s United States federal income tax returns, or, in certain circumstances, fails to comply with applicable certification requirements.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in certain circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisor regarding the application of this reporting requirement to their ownership of the Notes.

Material Canadian Income Tax Considerations

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act applicable to a purchaser of Notes as beneficial owner pursuant to the prospectus and this prospectus supplement who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty (i) is not resident or deemed to be resident in Canada; (ii) deals at arm’s length with and is not affiliated with the Corporation, any of its affiliates or the underwriters; (iii) deals at arm’s length with any transferee who is resident or deemed to be resident in Canada and to whom the purchaser assigns or otherwise transfers the Note; (iv) is not a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Corporation or a person that does not deal at arm’s length with a specified shareholder of the Corporation; (v) is not an entity in respect of which the Corporation is a “specified entity” as defined in subsection 18.4(1) of the Tax Act and is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes; (vi) is entitled to all payments under the Notes; and (vii) does not use or hold and is not deemed to use or hold a Note in carrying on business in Canada (a “Non-Resident Holder”). This summary is based on the current provisions of the Tax Act, proposed amendments to the Tax Act publicly announced prior to the date of this prospectus supplement (the “Proposed Amendments”) and counsel’s understanding of the current published administrative policies of the CRA in effect as of the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Non-Resident Holder and does not anticipate any changes in law or administrative practice, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. There can be no assurance that the Proposed Amendments will be enacted as proposed or at all. Special rules, which are not discussed below, may apply to a Non-Resident Holder that is an insurer which carries on an insurance business in Canada and elsewhere. This summary assumes that no amount paid or payable as, or on account or in lieu of payment of, interest (including any amounts deemed to be interest) will be in respect of a debt or other obligation to pay an amount to a person who does not deal at arm’s length with the Corporation for purposes of the Tax Act. This summary further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Resident Holder and no representation with respect to the income tax consequences to any particular Non-Resident Holder is made. Prospective purchasers of Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.

Under the Tax Act, the payment of interest, principal or premium, if any, to a Non-Resident Holder of a Note by the Corporation will be exempt from Canadian non-resident withholding tax. No other taxes on income or capital gains will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition of a Note by a Non-Resident Holder, or the receipt of interest, principal or premium thereon by a Non-Resident Holder solely as a consequence of such acquisition, holding, redemption or disposition of a Note.

Underwriting (Conflicts of Interest)

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

Underwriter	Principal Amount of Series A Notes		Principal Amount of Series B Notes
Citigroup Global Markets Inc.	US$	49,500,000	US$	49,500,000
Deutsche Bank Securities Inc.		49,500,000		49,500,000
J.P. Morgan Securities LLC		49,500,000		49,500,000
SMBC Nikko Securities America, Inc.		49,500,000		49,500,000
Truist Securities, Inc.		49,500,000		49,500,000
Wells Fargo Securities, LLC		49,500,000		49,500,000
BofA Securities, Inc.		39,050,000		39,050,000
Credit Agricole Securities (USA) Inc.		39,050,000		39,050,000
Mizuho Securities USA LLC		39,050,000		39,050,000
MUFG Securities Americas Inc.		39,050,000		39,050,000
Barclays Capital Inc.		17,600,000		17,600,000
Morgan Stanley & Co. LLC		17,600,000		17,600,000
PNC Capital Markets LLC		17,600,000		17,600,000
Santander US Capital Markets LLC		17,600,000		17,600,000
SG Americas Securities, LLC		17,600,000		17,600,000
Roberts & Ryan, Inc.		3,300,000		3,300,000
Academy Securities, Inc.		1,375,000		1,375,000
ICBC Standard Bank Plc		1,375,000		1,375,000
Loop Capital Markets LLC		1,375,000		1,375,000
Samuel A. Ramirez & Company, Inc.		1,375,000		1,375,000
Total	US$	550,000,000	US$	550,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to cancel, reject or modify an order of Notes in whole or in part.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed 0.600% of the principal amount of the Series A Notes and 0.600% of the principal amount of the Series B Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.400% of the principal amount of the Series A Notes and 0.400% of the principal amount of the Series B Notes. After the initial offering of the Notes to the public, the representatives may change the public offering price, concessions and other selling terms.

In connection with this offering, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. There will be no obligation on Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC to engage in these activities.

Each series of the Notes is a new issue of securities with no established trading market. The Notes will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes on any securities exchange. We have been advised that the underwriters currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

The following table shows the underwriting discounts and commissions that we will pay the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Enbridge
Per Series A Note	1.000%
Per Series B Note	1.000%

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be US$2,100,000.

The underwriters or their respective affiliates perform and have performed commercial banking, investment banking and advisory services for us from time to time for which they receive and have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

As at September 30, 2026, the Corporation had approximately $31 million and US$419 million of outstanding unsecured indebtedness under its unsecured credit facilities. In addition, as at September 30, 2026, approximately $6,245 million and US$6,648 million of the Corporation’s unsecured credit facilities were used as a backstop to support outstanding commercial paper balances. The Corporation is in compliance with the terms of its unsecured credit facilities and there have been no waivers of breaches thereunder. There has been no materially adverse change to the financial position of the Corporation since the indebtedness was incurred. The Corporation may use the net proceeds from this offering to pay down short-term debt, and, as a consequence, net proceeds from this offering may be paid to one or more lenders who are affiliated with the underwriters.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds from this offering. See “Use of Proceeds” in this prospectus supplement. As a result, one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of the repayment of existing indebtedness. Accordingly, this offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Certain of the underwriters are affiliates of banks that are currently lenders to us (the “Lenders”) under credit facilities extended to the Corporation and certain of its subsidiaries (the “Enbridge Credit Facilities”) and, as a result, under applicable Canadian securities legislation, we may be considered to be a connected issuer to those underwriters. We are in compliance with the terms of the Enbridge Credit Facilities and none of the Lenders was involved in the decision to offer the Notes or in the determination of the terms of the distribution of the Notes.

If any of the underwriters or their affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge that exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or those of our affiliates, including potentially the Notes offered hereby. Any of these credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the third business day following the date of pricing of the Notes (this settlement cycle being herein referred to as “T+3”). As of the date hereof, under Rule 15c6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisor.

The Notes are not being offered in and may not be sold to any persons in Canada.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”); and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to buy or subscribe for the Notes.

Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, distributing or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, distributing or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Corporation; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the POATRs from the prohibition on public offers.

In the UK, this prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the UK, this prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”). The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any resident of Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying base prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying base prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying base prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR”)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. This document relates to an “Exempt Offer” within the meaning of section 61(3)(a) of the FSMR and Rule 4.3.1 of the Market Rules of the Financial Services Regulatory Authority or otherwise in circumstances which do not require the publication of an “Approved Prospectus” (as defined in section 61(2) of the FSMR).

Notice to Prospective Investors in the Republic of Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this prospectus supplement or of any other document relating to the Notes be distributed in the Republic of Italy, except:

(a)	to qualified investors (investitori qualificati), as defined pursuant to Article 2 of the Prospectus Regulation and any applicable provision of Legislative Decree No. 58 of 24 February, 1998, as amended (the Financial Services Act) and Italian CONSOB regulations; or

(b)	in other circumstances which are exempted from the rules on public offerings pursuant to Article 1 of the Prospectus Regulation, Article 34-ter of Regulation No. 11971 of 14 May 1999, as amended from time to time (Regulation No. 11971), and the applicable Italian laws.

Any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must:

(i)	be made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February, 2018 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the Banking Act); and

(ii)	comply with any other applicable laws and regulations or requirement imposed by CONSOB, the Bank of Italy (including the reporting requirements, where applicable, pursuant to Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time) and/or any other Italian authority.

Notice to Prospective Investors in South Korea

The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been registered under the Financial Investment Services and Capital Markets Act for public offering in South Korea. Furthermore, the Notes may not be re-sold to South Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including, but not limited to, government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) other than in compliance with the laws, regulations and rules of the United Arab Emirates (and the Dubai International Financial Centre and the Abu Dhabi Global Market) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre and the Abu Dhabi Global Market) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the Notes. In particular, each underwriter has advised us that it has not engaged and has agreed that it will not engage in a public offering (öffentliches Angebot) within the meaning of the Act with respect to any of the Notes otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the Notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°, 2° or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Ireland

No action may be taken with respect to the Notes in or involving Ireland otherwise than in conformity with the provisions of (a) the European Union (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375 of 2017) (as amended) of Ireland (the “MiFID Regulations”), including, without limitation, Regulation 5 (Regulation for authorisation (and certain provisions concerning MTFs and OTFs)) thereof, or any corresponding provision of any replacement legislation, or any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998 of Ireland, (b) the Companies Act 2014 of Ireland (as amended, the “Companies Act”), the Central Bank Acts 1942 to 2018 of Ireland (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989 of Ireland (as amended), (c) the Prospectus Regulation and any rules or guidance issued under Section 1363 of the Companies Act by the Central Bank of Ireland, and (d) the Market Abuse Regulation (EU 596/2014) (as amended), the European Union (Market Abuse) Regulations 2016 (as amended) of Ireland and any rules and guidance issued by the Central Bank of Ireland under Section 1370 of the Companies Act.

Notice to Prospective Investors in Luxembourg

This prospectus supplement has not been approved by and will not be submitted for approval to the Luxembourg Financial Sector Authority (Commission de Surveillance du Secteur Financier) (the “CSSF”), or a competent authority of another Member State of the EEA for notification to the CSSF, for purposes of public offering or sale in Luxembourg. Accordingly, the notes may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus supplement, the indenture nor any other circular, prospectus, form of application, advertisement or other material related to such offer may be distributed, or otherwise be made available in or from, or published in, Luxembourg except in circumstances where the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purposes of the Prospectus Regulation and the Luxembourg law of 16 July 2019 on prospectuses for securities.

Validity of Securities

Certain legal matters relating to Canadian law in connection with this offering of Notes will be passed upon for the Corporation by McCarthy Tétrault LLP, Calgary, Alberta, Canada, and the validity of the Notes as to matters of New York law will be passed upon for the Corporation by Sullivan & Cromwell LLP, New York, New York. In addition, certain legal matters relating to United States law in connection with this offering of the Notes and the validity of the Notes will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas and certain legal matters relating to Canadian law in connection with this offering of the Notes will be passed upon for the underwriters by Osler, Hoskin & Harcourt LLP, Calgary, Alberta, Canada.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ENBRIDGE INC.

DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
COMMON SHARES
PREFERENCE SHARES

We may from time to time offer our debt securities (which may be guaranteed by our wholly owned subsidiaries, Spectra Energy Partners, LP (“SEP”) and Enbridge Energy Partners, L.P. (“EEP”)), common shares and cumulative redeemable preference shares (the “preference shares” and, together with our debt securities, the subsidiary guarantees of our debt securities (the “guarantees”) and our common shares, the “Securities”). We may offer the Securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus (the “Prospectus”).

The specific variable terms of any offering of Securities will be set forth in one or more supplements to this Prospectus (each, a “Prospectus Supplement”) including, where applicable: (i) in the case of common shares or preference shares, the number of shares offered and the offering price; and (ii) in the case of debt securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights, whether the debt securities will be guaranteed and any other specific terms of the debt securities.

The Corporation’s common shares are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB”. Certain series of the Corporation’s preference shares are listed on the TSX. On July 31, 2025, the last reported sales price of our common shares on the NYSE was US$45.29 per share and the last reported sales price of our common shares on the TSX was Cdn$62.75 per share.

The Securities may be sold directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this Prospectus. We may also describe the plan of distribution for any particular offering of the Securities in any applicable Prospectus Supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this Prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable Prospectus Supplement.

You should read this Prospectus and any accompanying Prospectus Supplement carefully before you invest in the Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Investing in these Securities involves certain risks. To read about certain factors you should consider before buying any of the Securities, see “Risk Factors” on page 4 of this Prospectus and beginning on page 48 of our annual report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein, as well as any risk factors included in, or incorporated by reference into, an applicable Prospectus Supplement.

This Prospectus is dated August 1, 2025

TABLE OF CONTENTS

The Corporation has not authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this Prospectus or in any accompanying supplement to this Prospectus or any free writing prospectus. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus, any accompanying supplement to this Prospectus and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this Prospectus, any accompanying supplement to this Prospectus, and any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this Prospectus, any supplement to this Prospectus and any free writing prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this Prospectus, a supplement or free writing prospectus are delivered and any Securities are sold pursuant to this Prospectus or a supplement or free writing prospectus, we are not implying that the information is current as of the date of the delivery or sale. You should not consider any information in this Prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our Securities.

About this Prospectus

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the Securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the Securities that may be offered pursuant to this Prospectus. Each time we offer Securities pursuant to this Prospectus, we will provide you with one or more Prospectus Supplements that will provide specific information about the Securities being offered and describe the specific terms of that offering. A Prospectus Supplement may also include a discussion of any additional risk factors or other special considerations that apply to the Securities being offered and add to, update or change the information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and any Prospectus Supplement, you should rely on the Prospectus Supplement. You should read both this Prospectus and any Prospectus Supplement together with the additional information described under the heading “Where You Can Find More Information” before purchasing any Securities.

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn$. “U.S. dollars” or “US$” means lawful currency of the United States. Unless otherwise indicated, all financial information included in this Prospectus or included in any Prospectus Supplement is determined using U.S. generally accepted accounting principles (“U.S. GAAP”). Except as set forth under “Description of Debt Securities and Guarantees” and “Description of Share Capital”, and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries, partnership interests and joint venture investments.

Note Regarding Forward-Looking Statements

This Prospectus, including the documents incorporated by reference into this Prospectus, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the following: our corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (“NGL”), liquefied natural gas (“LNG”), renewable natural gas (“RNG”) and renewable energy; energy transition and lower-carbon energy, and our approach thereto; environmental, social, governance and sustainability goals, practices and performance; industry and market conditions; anticipated utilization of our assets; dividend growth and payout policy; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission, Gas Distribution and Storage and Renewable Power Generation businesses; the characteristics, anticipated benefits, financing and timing of our acquisitions, dispositions and other transactions, including the anticipated benefits of the acquisitions of three U.S. gas utilities (“U.S. Gas Utilities”) from Dominion Energy, Inc. (the “Acquisitions”); expected future actions of regulators and courts, government trade policies, as well as possible impacts of potential and announced tariffs, duties, fees, economic sanctions, or other trade measures and the timing thereof; expected costs, benefits and in-service dates related to announced projects and projects under construction; expected capital expenditures; investable capacity and capital allocation priorities; expected equity funding requirements for our commercially secured growth program; expected future growth, development and expansion opportunities; expected optimization and efficiency opportunities; expectations about our joint venture partners’ ability to complete and finance projects under construction; our ability to successfully integrate the U.S. Gas Utilities; expected closing of acquisitions, dispositions and other transactions and the timing thereof; toll and rate cases discussions and proceedings and anticipated outcomes, timelines and impacts therefrom, including those relating to the Gas Transmission and Gas Distribution and Storage businesses; operational, industry, regulatory, climate change and other risks associated with our businesses; and our assessment of the potential impact of the various risk factors identified herein.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG, RNG and renewable energy; anticipated utilization of assets; exchange rates; inflation; interest rates; tariffs and trade policies; availability and price of labor and construction materials; the stability of our supply chain; operational reliability; maintenance of support and regulatory approvals for our projects and transactions; anticipated in-service dates; weather; the timing, terms and closing of acquisitions, dispositions and other transactions; the realization of anticipated benefits of transactions, including the Acquisitions; governmental legislation; litigation; estimated future dividends and impact of our dividend policy on our future cash flows; our credit ratings; capital project funding; hedging program; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected future cash flows; and expected distributable cash flow. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation, interest rates and tariffs impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs, and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Our forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; legislative and regulatory parameters; litigation; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom (including the anticipated benefits from the Acquisitions); evolving government trade policies, including potential and announced tariffs, duties, fees, economic sanctions or other trade measures; operational dependence on third parties; dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; inflation; interest rates; commodity prices; access to and cost of capital; our ability to maintain adequate insurance in the future at commercially reasonable rates and terms; political decisions; global geopolitical conditions; and the supply of, demand for and prices of commodities and other alternative energy, including but not limited to, those risks and uncertainties discussed in this Prospectus and in our other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this Prospectus or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Where You Can Find More Information

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

The Corporation has filed with the SEC under the U.S. Securities Act, a registration statement on Form S-3 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” into this Prospectus the information in documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this Prospectus is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act until the termination of the offering of the Securities under this Prospectus:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 14, 2025 (the “Annual Report”), as amended by Amendment No. 1 on Form 10-K/A, filed on March 11, 2025 to the Annual Report;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed on May 9, 2025;

●	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed on August 1, 2025;

●	Current Reports on Form 8-K (or Form 8-K/A) filed on February 14, 2025 (accession number 0001193125-25-027290), March 11, 2025, March 21, 2025, May 8, 2025 and June 20, 2025; and

●	The description of Enbridge share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description.

Copies of the documents incorporated herein by reference may be obtained, upon written or oral request, without charge from the Corporate Secretary of Enbridge, Suite 200, 425—1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the website maintained by the SEC (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this Prospectus.

The Corporation

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquids Pipelines, which consists of pipelines and terminals in Canada and the United States that transport and export various grades of crude oil and other liquid hydrocarbons; Gas Transmission, which consists of investments in natural gas pipelines and gathering and processing facilities in Canada and the United States; Gas Distribution and Storage, which consists of natural gas utility operations that serve residential, commercial and industrial customers in Canada and the United States; and Renewable Power Generation, which consists primarily of investments in wind and solar assets, as well as geothermal and power transmission assets, in North America and Europe.

Enbridge is a public company, with common shares that trade on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425—1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Risk Factors

Investment in the Securities is subject to various risks. Before deciding whether to invest in any Securities, in addition to the other information included in, or incorporated by reference into, this Prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report, which is incorporated by reference into this Prospectus, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any Prospectus Supplement relating to specific offerings of Securities.

Use of Proceeds

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Corporation to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Corporation. Specific information about the use of proceeds from the sale of any Securities will be set forth in a Prospectus Supplement. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities. The Corporation expects that it may, from time to time, issue securities other than pursuant to this Prospectus.

The net proceeds to be received by the Corporation from the sale of the Securities from time to time under this Prospectus are not expected to be applied to fund any specific project. The Corporation’s overall corporate strategy and major initiatives supporting its strategy are summarized in the Annual Report, which is incorporated by reference herein.

Description of Debt Securities and Guarantees

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships interests or joint venture investments. The following description sets forth certain general terms and provisions of the debt securities and guarantees. The Corporation will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

Indenture

The debt securities will be issued under an indenture dated February 25, 2005, as amended and supplemented from time to time (the indenture as amended and supplemented, the “Indenture”), between Enbridge, SEP, a wholly owned subsidiary of Enbridge, as guarantor, EEP, a wholly owned subsidiary of Enbridge, as guarantor (each of SEP and EEP a “Guarantor”) and Deutsche Bank Trust Company Americas, as trustee. Debt securities issued under the Indenture will not be offered or sold to persons in Canada pursuant to this Prospectus. The following summary of certain provisions of the Indenture and the debt securities issued thereunder does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

The Corporation may issue debt securities and incur additional indebtedness other than through an offering of debt securities pursuant to this Prospectus.

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture or otherwise. The Indenture provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Unless otherwise specified in the applicable Prospectus Supplement, debt securities may be issued in whole or in part in a global form and will be registered in the name of and be deposited with The Depository Trust Company or its nominee, Cede & Co. Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

General

Material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of debt securities.

Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be unsecured obligations and will rank equally with all of the Corporation’s other unsecured and unsubordinated indebtedness and will be guaranteed by both Guarantors. See “ —Guarantees” below. Enbridge is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at June 30, 2025, the long-term debt (excluding the current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of Enbridge and its subsidiaries totaled approximately $96.6 billion, of which approximately $36.5 billion is subsidiary debt. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Enbridge’s subsidiaries other than the Guarantors with respect to any guaranteed debt securities. The Indenture does not limit the incurrence of indebtedness and issuance of preferred stock of or by Enbridge’s subsidiaries.

The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under “Where You Can Find More Information”. The Indenture will be described in a Prospectus Supplement for such debt securities. For further details, prospective investors should refer to the Indenture and the applicable Prospectus Supplement.

Debt securities may also be issued under new supplemental indentures between us and a trustee or trustees as will be described in a Prospectus Supplement for such debt securities. The Corporation may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this Prospectus.

The Prospectus Supplement will set forth additional terms relating to the debt securities being offered, including covenants, events of default, provisions for payments of additional amounts and redemption provisions.

The Prospectus Supplement will also set forth the following terms relating to the debt securities being offered:

●	the title of the debt securities of the series;

●	any limit upon the aggregate principal amount of the debt securities of the series;

●	the party to whom any interest on a debt security of the series shall be payable;

●	the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

●	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

●	the place or places where principal and any premium and interest are payable;

●	the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of the Corporation;

●	the obligation, if any, of the Corporation to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

●	if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

●	if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

●	if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

●	if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of the Corporation or the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

●	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

●	if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the Indenture;

●	if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

●	if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

●	any addition to or change in the events of default applicable to the debt securities of the series and any change in the right of the trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

●	any addition to or change in the covenants described in this Prospectus applicable to the debt securities of the series;

●	if the debt securities are to be subordinated to other of the Corporation’s obligations, the terms of the subordination and any related provisions;

●	whether the debt securities will be convertible into securities or other property, including the Corporation’s common stock or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of the Corporation or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

●	the obligation, if any, of the Corporation to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which the Corporation may redeem the debt securities rather than pay such additional amounts;

●	whether the Corporation will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system;

●	whether the debt securities of the series will be guaranteed by either or both Guarantors; and

●	any other terms of the series of debt securities.

Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture does not afford the holders the right to tender debt securities to Enbridge for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest in the event Enbridge should become involved in a highly leveraged transaction or in the event of a change in control of Enbridge.

Debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable Prospectus Supplement.

Unless otherwise indicated in the applicable Prospectus Supplement, Enbridge may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series; provided, however, that in the event any additional debt securities are not fungible with the outstanding debt securities for United States federal income tax purposes, such non-fungible additional debt securities will be issued with a separate CUSIP number so that they are distinguishable from the outstanding debt securities.

Guarantees

Unless otherwise specified in the applicable Prospectus Supplement, each of the Guarantors will fully, unconditionally, irrevocably, absolutely and jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the debt securities and all other amounts due and payable by Enbridge under the Indenture and the debt securities, when and as such principal, premium, if any, interest and other amounts shall become due and payable. The guarantee of any debt securities is intended to be a general, unsecured, senior obligation of each of the Guarantors and will rank pari passu in right of payment with all indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the guarantee.

The guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of any of the following events:

●	any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any person that is not an affiliate of Enbridge, of any of Enbridge’s direct or indirect limited partnership or other equity interests in such Guarantor as a result of which such Guarantor ceases to be a consolidated subsidiary of Enbridge;

●	the merger of such Guarantor into Enbridge or the other Guarantor or the liquidation and dissolution of such Guarantor;

●	with respect to any series of debt securities, the repayment in full or discharge or defeasance of such debt securities (each as contemplated by the Indenture or any applicable supplemental indenture);

●	with respect to EEP, the repayment in full or discharge or defeasance of the debt securities of EEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Seventeenth Supplemental Indenture, dated as of January 22, 2019, among EEP, the Corporation and U.S. Bank National Association, as trustee; or

●	with respect to SEP, the repayment in full or discharge or defeasance of the debt securities of SEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Eighth Supplemental Indenture, dated as of January 22, 2019, among SEP, the Corporation and Wells Fargo Bank, National Association, as trustee.

Description of Share Capital

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation’s articles and by-laws. The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

The registrar and transfer agent for the common shares in Canada is Computershare Trust Company of Canada at its principal transfer offices in Calgary, Alberta; Vancouver, British Columbia; and Montréal, Québec, and the registrar and transfer agent for the common shares in the United States is Computershare Trust Company, N.A. at its principal transfer offices in Canton, Massachusetts; Jersey City, New Jersey; and Louisville, Kentucky.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, filed as Exhibit 4.15 to the Annual Report, which is herein incorporated by reference.

Preference Shares

Shares Issuable in Series

The preference shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for common shares, directly or indirectly.

For preference shares issued that are to be convertible into other securities of the Corporation, including other series of preference shares, no amounts will be payable to convert those preference shares.

Priority

The preference shares of each series shall rank on parity with the preference shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

Material Income Tax Considerations

The applicable Prospectus Supplement will describe material Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, if applicable, including whether the payments of dividends on common shares or preference shares or payments of principal, premium, if any, and interest on debt securities payable to a non-resident of Canada will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such material consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

Plan of Distribution

The Corporation may sell the Securities to or through underwriters, agents or dealers and also may sell the Securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The Prospectus Supplement relating to each series of the Securities will also set forth the terms of the offering of the Securities, including to the extent applicable, the initial offering price, the proceeds to the Corporation, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to Securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such Securities.

In connection with the sale of the Securities, underwriters may receive compensation from the Corporation or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the Securities or out of the general funds of the Corporation.

Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Enforcement of Civil Liabilities

The Corporation is a Canadian corporation. While the Corporation has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this Prospectus, it may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

Validity of Securities

The validity of the debt securities will be passed upon for us by McCarthy Tétrault LLP with respect to matters of Canadian law and by Sullivan & Cromwell LLP with respect to matters of New York law. The validity of the guarantees will be passed upon for us by Sullivan & Cromwell LLP. The validity of the common shares and preference shares will be passed upon for us by McCarthy Tétrault LLP.

Experts

The financial statements incorporated in this Prospectus by reference to Enbridge Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

US$1,100,000,000

Enbridge Inc.

US$550,000,000 6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057

US$550,000,000 6.875% Series B Fixed-to-Fixed Rate Subordinated Notes due 2057

Prospectus Supplement

November 9, 2026

Joint Book-Running Managers

Citigroup

Deutsche Bank Securities

J.P. Morgan

SMBC Nikko

Truist Securities

Wells Fargo Securities

BofA Securities

Credit Agricole CIB

Mizuho

MUFG

Co-Managers

Barclays

Morgan Stanley

PNC Capital Markets LLC

Santander

SOCIETE GENERALE

Roberts & Ryan

Academy Securities

ICBC Standard Bank

Loop Capital Markets

Ramirez & Co., Inc.